Exhibit 10.44


                              ASSUMPTION AGREEMENT

         Assumption Agreement, made as of the 1st day of April, 1998, by and between Starlog Franchise Corporation (the "Company") and Hope Associates LLC ("Hope").

         Introduction. Hope Associates is the largest shareholder of The Company, owning over 75% of its issued and outstanding shares. The Company has a $2,000,000 loan outstanding (the "Loan") with the BSB Bank & Trust Company in Binghamton, New York (the "Bank"). Hope and its members are personal guarantors of the Loan. The Company needs to raise additional capital to remain in business. Unless it does so, it will not be able to repay the Loan and the Bank will seek recovery from Hope and its members. The Company will not be able to raise any additional capital while the Loan is on The Company's balance sheet, causing The Company to have a large negative net asset value. Therefor, Hope and its members have agree to assume the Loan and relieve The Company from the debt of the Loan, under the following terms and conditions.

1. Assumption/Relief of The Company. Hope will assume and/or cause its member to assume the debt under the Loan, and will cause The Company to be relieved of such debt.

2. Consideration. In consideration for which, The Company will: (a) issue Hope and/or its members, in such proportion as Hope shall instruct the Company, warrants to purchase a total of 500,000 shares of the Company's common stock (after taking into account the proposed 1 for 10 reverse stock split) at $1.25 per share, such warrants to expire on November 30, 2002; and (b) the Company will pay Hope and/or its members, an investment fee, while the Loan remains outstanding, equal to $17,600 a per month.

         In Witness Whereof, the parties have caused this agreement to be executed effective the date first set forth above.

Starlog Franchise Group, Inc.                  Hope Associates, LLC
BY:        /s/ Jack Fitzgerald                 BY:       /s/Michael Michaelson
           ----------------------                        -----------------------